Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated April 1, 2024
Pricing Supplement Dated April __, 2024 to the Product Prospectus Supplement ERN-ES-1, the Prospectus Supplement and the Prospectus, Each Dated December 20, 2023
$_________ Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks, Due April 23, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Geared Buffer Enhanced Return Notes (the "Notes") linked to the performance of an equally-weighted basket (the "Basket") consisting of 20 equity securities (each, a "Basket Component").
•	The Basket Components are set forth in the "Summary" section below.
•
The Notes provide a positive return equal to 150% of the Percentage Change if the value of the Basket increases from the Initial Basket Level to the Final Basket Level, subject to the Maximum Redemption Amount of 138% of the principal amount.

•
If the Final Basket Level is less than the Initial Basket Level by no more than 15%, investors will receive the principal amount. However, investors will lose approximately 1.17647% of the principal amount of the Notes for each 1% decrease from the Initial Basket Level to the Final Basket Level of more than 15%.

•	Any payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: April 24, 2024
Maturity Date: April 23, 2026
CUSIP: 78017FRL9
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of this terms supplement, and “Risk Factors” beginning on page PS-4 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	0.00%	$
Proceeds to Royal Bank of Canada	100.00%	$
(1) RBC Capital Markets, LLC ("RBCCM"), our agent for the offering, will not receive an underwriting discount in connection with its sales of the Notes.   RBCCM or one of its affiliates may pay a structuring fee to a broker-dealer that is not affiliated with us in an amount of up to 0.60% of the principal amount of the Notes. See "Supplemental Plan of Distribution (Conflicts of Interest)" below.

The initial estimated value of the Notes as of the Trade Date is expected to be between $929.00 and $979.00 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Assets:
The Notes are linked to the value of a basket (the “Basket”) of 20 equity securities (each, a “Basket Component,” collectively, the “Basket Components”). The Basket Components and their respective Component Weights are indicated in the table at the end of this section.

Denominations:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date:	April 19, 2024
Issue Date:	April 24, 2024
Valuation Date:	April 20, 2026
Maturity Date:	April 23, 2026
Payment at Maturity (if held to maturity):
If the Final Basket Level is greater than the Initial Basket Level (that is, the Percentage Change is positive), then the investor will receive, for each $1,000 in principal amount, the lesser of:
1.      $1,000 + [$1,000 x (Percentage Change x Participation Rate)] and
2.      The Maximum Redemption Amount

If the Final Basket Level is less than or equal to the Initial Basket Level, but is greater than or equal to the Buffer Level (that is, the Percentage Change is between 0% and -15%), then the investor will receive the principal amount.
If the Final Basket Level is less than the Buffer Level (that is, the Percentage Change is less than -15%), then the investor will receive, for each $1,000 in principal amount:
$1,000 + [$1,000 x ((Percentage Change + Buffer Percentage) x Downside Multiplier)]
In this case, the payment on the Notes will be less than the principal amount, and you could lose some or all of the principal amount.

Maximum Redemption Amount:	138% multiplied by the principal amount
Participation Rate:	150% (subject to the Maximum Redemption Amount)
Buffer Percentage:	15%
Downside Multiplier:	100 divided by 85, or approximately 1.17647.
Initial Basket Level:	The Initial Basket Level will be set to 100 on the Trade Date.
Buffer Level:	85

P-2	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
Final Basket Level:
The Final Basket Level will be calculated as follows:
100 x [1 + (the sum of, for each Basket Component, the Basket Component return multiplied by its Component Weight)]
Each of the Basket Component returns set forth above refers to the percentage change from the applicable Initial Stock Price to the applicable Final Stock Price, calculated as follows:

Percentage Change:	The Percentage Change of the Basket, expressed as a percentage and rounded to two decimal places, will be equal to:
Initial Stock Price:	With respect to each Basket Component, its closing price per share on the Trade Date, as will be set forth on the cover page of the final pricing supplement for the Notes.
Final Stock Price:	With respect to each Basket Component, its closing price on the Valuation Date.
Principal at Risk:	The Notes are NOT principal protected. You may lose a some or all of your principal amount at maturity if the Final Basket Level is less than 85.
Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract linked to the Basket Components for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be substantially less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this terms supplement.

The Trade Date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

P-3	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
The Basket Stocks
Basket Component	Component Weight	Initial Price*
Advanced Micro Devices, Inc. (“AMD”)	1/20
Amazon.com, Inc. (“AMZN”)	1/20
Ciena Corporation (“CIEN”)	1/20
Coherent Corp. (“COHR”)	1/20
Salesforce, Inc. (“CRM”)	1/20
Dell Technologies Inc. (“DELL”)	1/20
Digital Realty Trust, Inc. (“DLR”)	1/20
Equinix, Inc. (“EQIX”)	1/20
Alphabet Inc. (“GOOGL”)	1/20
Hewlett Packard Enterprise Company (“HPE”)	1/20
HubSpot, Inc. (“HUBS”)	1/20
Lumentum Holdings Inc. (“LITE”)	1/20
Meta Platforms, Inc. (“META”)	1/20
Monolithic Power Systems, Inc. (“MPWR”)	1/20
Marvell Technology, Inc. (“MRVL”)	1/20
Microsoft Corporation (“MSFT”)	1/20
Micron Technology, Inc. (“MU”)	1/20
NVIDIA Corporation (“NVDA”)	1/20
Pure Storage, Inc. (“PSTG”)	1/20
Snowflake Inc. (“SNOW”)	1/20
*The Initial Price of each Basket Component will be its closing price on the Trade Date.

P-4	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-ES-1 dated December 20, 2023:
https://sec.gov/Archives/edgar/data/1000275/000114036123058560/ef20016922_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-5	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the price of any Basket Component on any trading day prior to the Maturity Date. All examples are based on the Initial Basket Level of 100, the Buffer Percentage of 15% (the Buffer Level is 85% of the Initial Basket Level), the Participation Rate of 150%, the Maximum Redemption Amount of 138% of the principal amount and a Downside Multiplier of approximately 1.17647, and assume that a holder purchased Notes with an aggregate principal amount of $1,000.00 and that no market disruption event occurs on the Valuation Date.
Example 1 —	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	10%
	Payment at Maturity:	$1,000 + [$1,000 x (10% x 150%)] = $1,000 + $150 = $1,150.00
	On a $1,000 investment, a Percentage Change of 10% results in a Payment at Maturity of $1,150.00, a return of 15% on the Notes.
Example 2 —	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).
	Percentage Change:	30%
	Payment at Maturity:
$1,000 + [$1,000 x (30% x 150%)] = $1,000 + $450 = $1,450.00
However, the Maximum Redemption Amount is $1,380. Accordingly, you will receive a Payment at Maturity equal to $1,380 per $1,000 in principal amount of the Notes.

	On a $1,000 investment, a Percentage Change of 30% would result in a Payment at Maturity of $1,380, a return of 38% on the Notes.
Example 3 —	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).
	Percentage Change:	-5%
	Payment at Maturity:	$1,000
	On a $1,000 investment, a Percentage Change of -5% results in a Payment at Maturity of $1,000, a return of 0% on the Notes.
Example 4 —	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).
	Percentage Change:	-40%
	Payment at Maturity:	$1,000 + [$1,000 x ((-40% + 15%) x 1.17647)] = $705.88
	On a $1,000 investment, a Percentage Change of -40% results in a Payment at Maturity of $705.88, a return of -29.41% on the Notes.

P-6	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
The table set forth below is included for illustration purposes only. The table illustrates the hypothetical Payment at Maturity of the Notes for a hypothetical range of performance for the Basket, based on the Initial Basket Level of 100, the Buffer Percentage of 15%, the Participation Rate of 150%, the Maximum Redemption Amount of 138% of the principal amount and a Downside Multiplier of approximately 1.17647.
Hypothetical Final Basket Levels are shown in the first column on the left. The second column shows the hypothetical Percentage Changes for these hypothetical Final Basket Levels. The third column shows the Payment at Maturity for these hypothetical Final Basket Levels, expressed as a percentage of the principal amount of the Notes. The fourth column shows the Payment at Maturity to be paid on the Notes per $1,000 in principal amount.
Hypothetical Final Basket Level	Hypothetical Percentage Change	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity per $1,000 in Principal Amount
150.000	50.000%	138.000%	$1,380.00
140.000	40.000%	138.000%	$1,380.00
130.000	30.000%	138.000%	$1,380.00
125.334	25.334%	138.000%	$1,380.00
120.000	20.000%	130.000%	$1,300.00
110.000	10.000%	115.000%	$1,150.00
100.000	0.000%	100.000%	$1,000.00
95.000	-5.000%	100.000%	$1,000.00
90.000	-10.000%	100.000%	$1,000.00
85.000	-15.000%	100.000%	$1,000.00
80.000	-20.000%	94.118%	$941.18
70.000	-30.000%	82.353%	$823.53
60.000	-40.000%	70.588%	$705.88
50.000	-50.000%	58.824%	$588.24
40.000	-60.000%	47.059%	$470.59
30.000	-70.000%	35.294%	$352.94
20.000	-80.000%	23.529%	$235.29
10.000	-90.000%	11.765%	$117.65
0.000	-100.000%	0.000%	$0.00

P-7	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any Basket Component. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Structure and Terms of the Notes
•
You May Receive Less Than the Principal Amount at Maturity — Investors in the Notes will lose some or all of their principal amount if the Final Basket Level is less than the Buffer Level. In such a case, you will lose approximately 1.17647% of the principal amount of your Notes for each 1% that the Percentage Change is less than -15%. You could lose up to 100% of the principal amount at maturity.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Your Potential Payment at Maturity Is Limited — The Notes will provide less opportunity to participate in the appreciation of the Basket Components than an investment in a security linked to the Basket Components providing full participation in the appreciation, because the Payment at Maturity will not exceed the Maximum Redemption Amount. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Basket.

•
You Will Not Have Any Rights to the Basket Components — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of a Basket Component would have. The Final Stock Prices of the Basket Components will not reflect any dividends paid on the securities included in the Basket Components; accordingly, any positive return on the Notes may be less than the potential positive return on those securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time. This will be the case even if the value of the Basket increases after the Trade Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
Changes in the Price of One Basket Component May Be Offset by Changes in the Prices of the Other Basket Components — A change in the price of one Basket Component may not correlate with changes in the prices of the other Basket Components. The price of one Basket Component may increase, while the prices of the other Basket Components may not increase as much, or may even decrease. Therefore, in determining the value of the Basket as of any time, increases in the price of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the prices of the other Basket Components.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary

P-8	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
Risks Relating to the Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value of the Notes that will be set forth on the cover page of the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the structuring fee and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the structuring fee or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Basket that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Basket Components, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Basket Components (the "Basket Component Issuers"), including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Components. This research is modified from time to time without notice and may express opinions or provide

P-9	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the prices of the Basket Components, and, therefore, the market value of the Notes.
Risks Relating to the Basket Components
•
Risks Related to Investing in Companies That Operate in the Artificial Intelligence and Technology Sectors –– The issuer of each of the Basket Components has certain operations relating to the artificial intelligence sector or other sectors of the technology industry.  These companies may have limited product lines, markets, financial resources or personnel. These companies typically face intense competition and potentially rapid product obsolescence. These companies are also heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. There can be no assurance these companies will be able to successfully protect their intellectual property to prevent the misappropriation of their technology, or that competitors will not develop technology that is substantially similar or superior to such companies’ technology. Companies in these sectors typically engage in significant amounts of spending on research and development, and there is no guarantee that the products or services produced by these companies will be successful. These companies are potential targets for cyberattacks, which can have a materially adverse impact on the performance of these companies. These companies, especially smaller companies, tend to be more volatile than companies that do not rely heavily on technology. In addition, the applicable technologies could face increasing regulatory scrutiny in the future, which may limit the development of this technology and impede the growth of companies that develop and/or utilize this technology. Similarly, the collection of data from consumers and other sources could face increased scrutiny as regulators consider how the data is collected, stored, safeguarded and used.  These companies face increased risk from trade agreements between countries that develop these technologies and countries in which customers of these technologies are based. Lack of resolution or potential imposition of trade tariffs may hinder the companies’ ability to successfully deploy their inventories. The customers and/or suppliers of the applicable technologies may be concentrated in a particular country, region or industry.  Any adverse event affecting one of these countries, regions or industries could have a negative impact on the Basket Components.

In addition, please note that the issuers of most of the Basket Components have operations in sectors other than Artificial Intelligence. As a result, conditions in these sectors as well may also adversely affect the prices of the Basket Components.
•
There Is No Affiliation Between the Basket Component Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Basket Component Issuers — We are not affiliated with the Basket Component Issuers. However, we and our affiliates may currently, or from time to time in the future, engage in business with the Basket Component Issuers. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Basket Components. The Basket Component Issuers are not involved in this offering and have no obligation of any sort with respect to your Notes. The Basket Component Issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The Payment at Maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-10	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
INFORMATION REGARDING THE BASKET COMPONENT ISSUERS
The Basket Components are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Basket Components may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Basket Component Issuers is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Basket Component Issuers with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
Advanced Micro Devices, Inc. (“AMD”)
Advanced Micro Devices, Inc. produces semiconductor products and devices. The company offers products such as microprocessors, embedded microprocessors, chipsets, graphics, video and multimedia products and supplies them to third-party foundries, as well as provides assembling, testing, and packaging services.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMD”.
Amazon.com, Inc. (“AMZN”)
Amazon.com, Inc. is an online retailer that offers a wide range of products. The company's products include books, music, computers, electronics, and numerous other products. The company offers personalized shopping services, Web-based credit card payment, and direct shipping to customers. The company also operates a cloud platform.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMZN”.
Ciena Corporation (“CIEN”)
Ciena Corporation develops and markets communications network platforms and software, and offers professional services. The company's broadband access, data and optical networking platforms, software tools, and global network services support telecom and cable/MSO services providers, and enterprise and government networks.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “CIEN”.
Coherent Corp. (“COHR”)
Coherent Corp. designs engineered materials and optoelectronic components. The company offers products to industrial, optical communications, military, life sciences, semiconductor equipment, and consumer markets. The company also manufactures semiconductor lasers and optics for high power industrial lasers, optical communications systems, datacenter connectivity, and 3D sensing.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “COHR”.

P-11	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
Salesforce, Inc. (“CRM”)
Salesforce, Inc. is a cloud-based software company. The company develops customer relationship management software and applications focused on sales, customer service, marketing automation, analytics, and application development.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “CRM”.
Dell Technologies Inc. (“DELL”)
Dell Technologies Inc. provides computer products. The company offers laptops, desktops, tablets, workstations, servers, monitors, printers, gateways, software, storage, and networking products.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “DELL”.
Digital Realty Trust, Inc. (“DLR”)
Digital Realty Trust, Inc. owns, acquires, repositions, and manages technology-related real estate. The company's properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. The company's property portfolio is located in the United States and in England.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “DLR”.
Equinix, Inc. (“EQIX”)
Equinix, Inc., a real estate investment trust, invests in interconnected data centers. The company focuses on developing network and cloud-neutral data center platform for cloud and information technology, enterprises, network, and mobile services providers, as well as for financial companies.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “EQIX”.
Alphabet Inc. (“GOOGL”)
Alphabet Inc., through its subsidiaries, provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce, and hardware products.
The company’s Class A common stock is listed on the Nasdaq Global Select Market under the ticker symbol “GOOGL”.
Hewlett Packard Enterprise Company (“HPE”)
Hewlett Packard Enterprise Company provides information technology solutions. The company offers enterprise security, analytics and data management, applications development and testing, data center care, cloud consulting, and business process services.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “HPE”.

P-12	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
HubSpot, Inc. (“HUBS”)
HubSpot, Inc. provides a cloud-based customer relationship management (CRM) platform. The company's CRM platform, comprised of marketing, sales, service, content management system and operations hub, features integrated applications, tools, and a native payment solution, that enable businesses to create a cohesive and adaptable customer experience.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “HUBS”.
Lumentum Holdings Inc. (“LITE”)
Lumentum Holdings Inc., through its subsidiaries, supplies optical and photonic products.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “LITE”.
Meta Platforms, Inc. (“META”)
Meta Platforms, Inc. develops products that enable people to connect and share with friends and family through mobile devices, personal computers, virtual reality headsets, and in-home devices.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “META”.
Monolithic Power Systems, Inc. (“MPWR”)
Monolithic Power Systems, Inc. provides semiconductor-based power electronic solutions. The company offers power management IC, isolated gate drivers, power modules, battery and chargers, load switches, inductors, analog input devices, sensors, motor drivers and controllers, and electronic components.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MPWR”.
Marvell Technology, Inc. (“MRVL”)
Marvell Technology, Inc. develops and produces semiconductors and related technology. The company offers security and networking platforms, secure data processing, networking, and storage solutions.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MRVL”.
Microsoft Corporation (“MSFT”)
Microsoft Corporation offers applications, extra cloud storage, and advanced security solutions.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MSFT”.
Micron Technology, Inc. (“MU”)
Micron Technology, Inc., through its subsidiaries, manufactures and markets dynamic random access memory chips (DRAMs), static random access memory chips (SRAMs), flash memory, semiconductor components, and memory modules.
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “MU”.
NVIDIA Corporation (“NVDA”)
NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The company offers products that provide interactive 3D graphics to the mainstream personal computer market.

P-13	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “NVDA”.
Pure Storage, Inc. (“PSTG”)
Pure Storage, Inc. provides enterprise storage solutions. The company offers flash enterprise arrays for high performance workloads, including server consolidation, virtualization desktop, database, and cloud computing.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “PSTG”.
Snowflake Inc. (“SNOW”)
Snowflake Inc. provides software solutions. The company develops database architecture, data warehouses, query optimization, and parallelization solutions.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “SNOW”.

P-14	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
HISTORICAL INFORMATION
The graphs below set forth the information relating to the historical performance of the Basket Components from January 1, 2014 (or any subsequent date as of which it commenced trading) to March 27, 2024. We obtained the information in the graphs below from Bloomberg Financial Markets, without independent investigation.
Please note that the past performance of any Basket Component is not indicative of its future performance.
Common Stock of Advanced Micro Devices, Inc. (“AMD”)

P-15	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
Common Stock of Amazon.com, Inc. (“AMZN”)

Common Stock of Ciena Corporation (“CIEN”)

P-16	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
Common Stock of Coherent Corp. (“COHR”)

Common Stock of Salesforce, Inc. (“CRM”)

P-17	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
Common Stock of Dell Technologies Inc. (“DELL”)
Common Stock of Digital Realty Trust, Inc. (“DLR”)

P-18	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
Common Stock of Equinix, Inc. (“EQIX”)

Class A Common Stock of Alphabet Inc. (“GOOGL”)

P-19	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
Common Stock of Hewlett Packard Enterprise Company (“HPE”)

Common Stock of HubSpot, Inc. (“HUBS”)

P-20	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
Common Stock of Lumentum Holdings Inc. (“LITE”)

Common Stock of Meta Platforms, Inc. (“META”)

P-21	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
Common Stock of Monolithic Power Systems, Inc. (“MPWR”)

Common Stock of Marvell Technology, Inc. (“MRVL”)

P-22	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
Common Stock of Microsoft Corporation (“MSFT”)

Common Stock of Micron Technology, Inc. (“MU”)

P-23	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
Common Stock of NVIDIA Corporation (“NVDA”)

Common Stock of Pure Storage, Inc. (“PSTG”)

P-24	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
Common Stock of Snowflake Inc. (“SNOW”)

P-25	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Basket Components or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Basket Components or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-26	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about April 24, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition to the structuring fee set forth on the cover page of this document, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the structuring fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of the structuring fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

P-27	RBC Capital Markets, LLC

Geared Buffer Enhanced Return Notes Linked to a Basket of 20 Common Stocks
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket Components. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be set forth on the cover page of the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the structuring fee and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-28	RBC Capital Markets, LLC